                                                                   EXHIBIT 10.18

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

     This Collaborative Research and License Agreement is made and effective as of October 18, 1999 (the "Effective Date"), by and between 3-Dimensional Pharmaceuticals, Inc., a corporation having its principal place of business at Eagleview Corporate Center, 665 Stockton Drive, Suite 104, Exton, PA 19341, U.S.A. ("3DP"), and Hoechst Schering AgrEvo GmbH, a corporation having its principal place of business at Miraustr. 54, D-13509 Berlin, Germany ("AgrEvo"). 3DP and AgrEvo may be referred to herein as a "Party" or, collectively as Parties

     WHEREAS, 3DP is engaged in discovery research for a variety of biologically active compounds and the development of technologies to facilitate such research, and 3DP has developed patented and other proprietary systems for generating chemical compounds having desired biological and other properties;

     WHEREAS, AgrEvo is engaged in research and development of biologically active compounds and the development of technology for various agrochemical and related purposes;

     WHEREAS, 3DP and AgrEvo desire to enter into a collaborative research and development agreement to discover, identify, and evaluate compounds that have certain biological and other properties, and AgrEvo may develop, own, patent, manufacture, distribute, market and sell worldwide products containing one or more of such compounds;

     NOW, THEREFORE in consideration of the various promises and understandings set forth herein, the Parties agree as follows:


1.  DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings and may be used in the singular or plural, as indicated by their context:

1.1 "Accessible Compound Library" means a computer database that is proprietary to 3DP which describes small organic compounds that are generated using the DirectedDiversity Software Tools and are not obtained from any public source.

1.2 "Active Compound" means a 3DP Screening Compound that has been synthesized by 3DP and that has been selected by AgrEvo for development or optimization according to Section 2.3.

1.3 "Affiliate" of a Party means: (i) any corporation or other business entity owning or directly or indirectly controlling at least fifty percent (50%) of the stock or other ownership interest normally entitled to vote for election of directors of a Party, and (ii) any corporation or other business entity owned or directly or indirectly controlled by a Party, or by a corporation defined by subparagraph (i) above, through ownership of at least fifty percent (50%) of stock or other ownership interest normally entitled to vote for election of directors.
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1.4  "Agreement" shall mean the present agreement including its appendices.

1.5 "Compound Patents" means any Patents that claim: (i) an Active Compound and/or a Research Program Compound; and/or any precursor, intermediate or starting material used to make the Active Compound and/or the Research Program Compound and/or any related compounds of any of the foregoing that are claimed in the Compound Patents; or (ii) methods of making or using any compositions containing any of the compounds specified in subparagraph i) above.

1.6 "Confidential Information" means any and all knowledge, information, data material, experience or reports by one Party to the other under this Agreement including inventions, compounds, know-how, data and materials relating to the Research Program or to the licensed Products, and shall include without limitation research, technical, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

1.7 "Directed Diversity Software Tools" or "Software" means certain software tools proprietary to 3DP and used to generate combinatorial libraries, calculate compound property descriptors, compare mapping and visualize compound libraries, and support multi-objective selection strategies for compound optimization.

1.8 "Effective Date" means the effective date of this Agreement as set forth in its first paragraph.

1.9 "Field" means plant management, pest management (including fungi) and animal health, including but not limited to the use of herbicides, plant trait modifiers, plant growth regulators, pesticides, fungicides, animal health care, home and garden products, and environmental health products. The term "Field" expressly excludes human diagnostic and human therapeutic products.

1.10 "Licensed Product" means any commercial product comprising: (1) an Active Compound or a Research Program Compound; or (2) a compound synthesized by AgrEvo and covered by a Compound Patent, provided that the compound synthesized by AgrEvo results from Optimization Synthesis performed at 3DP on an Active Compound selected for optimization by 3DP pursuant to Sections 2.5 and 5.

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1.11  "Net Sales" means the gross invoiced sales price charged to third parties in an arms length transaction for all Licensed Products sold by AgrEvo, its Affiliates and sublicensees in the Field in the Territory after deduction of the following items: (i) customary trade, quantity and case discounts, wholesaler-charge backs, or rebates (including rebates to governmental agencies); provided that such discounts, charge backs and rebates are not applied disproportionately with respect to particular products sold; (ii) customary credits or allowances for rejection or return of previously sold Licensed Products; (iii) any direct tax or government charge (other than an income tax) levied on the sale, use, transportation or delivery of a Licensed Product and borne by the seller thereof; and (iv) any charge for freight or insurance if separately stated.

Combination Products: Where Licensed Product is sold in the form of a Combination Product containing one or more active ingredients in addition to an Active Compound, Research Program Compound or a compound synthesized by AgrEvo and covered by a Compound Patent, provided that the compound synthesized by AgrEvo results from Organization Synthesis performed at 3DP on an Active Compound selected for optimization by 3DP pursuant to Sections 2.6 and 5.3 (hereinafter, "Licensed Compounds"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the net invoice price to third parties of product containing such Licensed Compound, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately and where B is the net invoice price to third parties of product containing the additional ingredients, if sold separately in said country, Net Sales for the purpose of determining royalties on the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of Product containing the Licensed Compound, if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Product nor the other active component or components of the Combination Product is sold separately in said country, Net Sales for the purposes of determining royalties of the combination Product shall be reasonably allocated between the Product and the other active components based upon their relative value as determined by the Parties hereto in good faith.

1.12 "Optimization Synthesis" means at least [**] interactive rounds of SAR generation, selection synthesis and testing.

1.13 "Patents" means all patent applications or issued patents, including provisionals, divisionals, continuations, continuations-in-part, reissues and extensions derived therefrom in any country.

1.14 "Probe library" means the collection of discrete, structurally diverse small organic molecules synthesized at the Effective Date from the Accessible Compound Libraries, including additional compounds synthesized subsequently.

1.15 "Research Program" means the collaborative research activities conducted by 3DP and AgrEvo, as described in Article 2 of this Agreement.


**Certain portions of this Exhibit have been omitted upon a request of confidential treatment that has been filed with the Commission. The omitted portions have been filed seperately with the Commission.

1.16 "Research Program Compound" means a compound that has been synthesized by 3DP in the course of the Research Program, e.g., in the course of optimizing an Active Compound.

1.17 "Research Program Patents" means any Patents, other than Compound Patents and 3DP Technology Patents, that claim inventions made by either Party in the course of the Research Program.

1.18 "Research Program Term" means an initial period of two (2) years from the Effective Date in which the Parties have agreed to conduct collaborative research pursuant to the Research Program. This Research Program Term may be extended pursuant to Sections 2.8 and 6.2 or may be shortened pursuant to
Section 12.4 of this Agreement.

1.19 "Research Steering Committee"or"Committee"means the committee to be formed pursuant to Article 3 of this Agreement.

1.20 "ThermoFluor Protein Characterization and Screening Technology" or "ThermoFluor Technology" means [**].

1.21  "Territory" means the entire world.

1.22 "3DP Screening Library" means a collection of [**] compounds, selected from the Probe Library and from the Accessible Compound Library, provided by 3DP to AgrEvo for screening pursuant to Section 2.2 of this Agreement "3DP Screening Compound" means a compound present in the 3DP Screening Library.

1.23  "3DP Technology" means U.S. Patents No. 5,463,564; 5,574,656; 5,684,711 and 5,901,069, associated know-how and other intellectual property rights of 3DP that cover the use of DirectedDiversity Accessible Compound Libraries, DirectedDiversity Software Tools and ThermoFluor Protein Characterization and Screening Technology, and other related technology developed by 3DP during the course of this Agreement.

1.24  "3DP Technology Patents" mean Patents covering 3DP Technology.

1.25 "Valid Claim" means a claim of a Patent that has not lapsed or become abandoned or been declared invalid or unenforceable by a court or agency of competent jurisdiction from which no appeal can be or has been taken.

2.  COLLABORATIVE RESEARCH PROGRAM

2.1 Research Program. The goal of the Research Program is to identify and optimize compounds of commercialization in the Field. The Parties agree to collaborate in drafting a specific research plan, to be approved by the Research Steering Committee pursuant to Section 3.1 of this Agreement, and agree to use their reasonable efforts to achieve the goal of the Research Program.


**Certain portions of this Exhibit have been omitted upon a request of confidential treatment that has been filed with the Commission. The omitted portions have been filed seperately with the Commission.

2.2 3DP Screening Compounds. 3DP will supply 3DP Screening Compounds to AgrEvo to be screened at AgrEvoin in [**] according to section 2.4 with the aim to identify Active Compounds for potential use in the Field under the following terms or other terms agreed to by the Research Steering Committee on behalf of the Parties:

(a) 3DP will supply the 3DP Screening Library to AgrEvo through approximately monthly deliveries that cumulatively contains [**] compounds that are jointly selected by the Research Steering Committee from the Probe Library and Accessible Compound Libraries designated by 3DP.

(b) 3DP will deliver samples of 3DP Screening Compounds to AgrEvo at a rate of approximately [**] compounds per month until the entire 3DP Screening Library has been delivered to AgrEvo. Each 3DP Screening Compound sample will contain approximately [**] mg of compound as a [**] solution in 96 deep well plates in DMSO, each deep well plate containing 88 compounds. 3DP agrees to use commercially reasonable efforts to deliver the initial [**] 3DP Screening Compounds within four (4) weeks from the Effective Date. If requested by the Research Steering Committee, reasonable additional amounts of the Screening Library Compounds will be provided by 3DP to AgrEvo for screening purposes. 3DP shall be reimbursed by AgrEvo at 3DP's costs for providing such additional amounts of the Screening Library Compounds, if providing such additional amounts of compounds requires the services of FTEs outside of the Research Program.

(c) 3DP will supply an electronic record of structures of 3DP Screening Compounds as delivered. AgrEvo agrees to restrict access to inspection of these structures to its employees on a need to know basis for AgrEvo's research activities, unless and until otherwise agreed to in writing by 3DP.

2.3 Screening at AgrEvo. AgrEvo will conduct screening tests on the 3DP Screening Compounds and Research Program Compounds. Within [**] months of receipt of a given 3DP Screening Compound, AgrEvo will declare if it is interested in further research on such a compound. In case of interest, such a compound shall be designated as an Active Compound by AgrEvo. AgrEvo's general criteria for the designation of an Active Compound shall be discussed at the Research Steering Committee.

2.4 Screening at 3DP. Upon request of AgrEvo, 3DP shall perform enzymology or ThermoFluor Protein Characterization assays on molecular targets supplied by AgrEvo as required for screening of 3DP Screening Compounds and/or Research Program Compounds. [**] 3DP shall promptly report the results of such screening to AgrEvo. In the event that AgrEvo requests 3DP to conduct assays on a larger number of molecular targets than can be conducted by the FTE commitment hereunder, AgrEvo shall negotiate in good faith to increase FTE support.


**Certain portions of this Exhibit have been omitted upon a request of confidential treatment that has been filed with the Commission. The omitted portions have been filed seperately with the Commission.

2.5 Research on Active Compounds. AgrEvo may conduct further research pursuant to this Agreement on Active Compounds. If AgrEvo decides that the activity of an Active Compound is not sufficient to direct further development, it may select, at its sole discretion, such a compound for optimization. Optimization may be carried out either by 3DP or AgrEvo. Notwithstanding the foregoing, in deciding which Party carries out the optimization of a given Active Compound the members of 3DP in the Research Steering Committee shall have a first right of refusal to perform such optimization at 3DP. For purposes of clarification, once 3DP exercises its right to optimize an Active Compound, 3DP shall have the obligation to perform such optimization, and 3DP shall have the right to continue optimizing compounds that result from previous rounds of optimization performed at 3DP. It is understood, however, that 3DP shall not be obligated to perform optimization work that either exceeds the capacity of the FTE's allocated to the Research Program, or the term of the Research Program.

2.6 Synthesis at 3DP. 3DP will provide chemical and biochemical support services for the optimization of Active Compounds as stipulated in Section 2.5 and/or prepare new libraries of Research Program Compounds for screening according to Sections 2.3 and 2.4. The optimization services to be provided by 3DP shall include the following, with specific FTE allocations to be determined by the Research Steering Committee.

(a) Optimization of Active Compounds obtained from screens performed at AgrEvo through iterative rounds of SAR generation, selection, synthesis and testing (at AgrEvo or 3DP) of compounds selected from 3DP Accessible Compound Libraries. The Research Program compounds derived from the optimization of Active Compounds under this subparagraph shall not be considered as part of the 3DP Screening Library to be provided to AgrEvo under Paragraph 2.2(a). [**]

(b) Design and production chemistry development for new libraries for screening purposes according to Section 2.3 and 2.4 and/or new libraries based on Active Compounds obtained from screens performed at AgrEvo or 3DP. Such new libraries and the Research Program Compounds contained therein shall not be considered as part of the 3DP Screening Library to be provided to AgrEvo under Paragraph 2.2(a) [**]

(c) ThermoFluor Protein Characterization assays performed to support optimization programs on molecular targets supplied by AgrEvo as required for the progress of the Research Program. [**]

2.7 Notwithstanding the Confidentiality Obligations of Article 8, and except for the use of DirectedDiversity Software Tools by AgrEvo as described in
Article 4 and the use of the ThermoFluor Workstation as described in Section 5.8, 3DP hereby agrees that research, optimization and development undertaken by AgrEvo pursuant to the terms of this Agreement may be undertaken for AgrEvo by any Affiliate or Affiliates of AgrEvo, provided that such Affiliate or Affiliates agree(s) to be bound by the obligations accepted by AgrEvo under this Agreement.


**Certain portions of this Exhibit have been omitted upon a request of confidential treatment that has been filed with the Commission. The omitted portions have been filed seperately with the Commission.

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2.8  AgrEvo shall have the option to extend the Research Program for additional one-year terms, on ninety (90) days written notice prior to the end of the initial or extended term, [**]. For any ongoing project that is started but not completed before the expiration of a term, the parties shall negotiate in good faith an appropriate extension of the existing term which is less than one year in order to complete such project.

3.  RESEARCH STEERING COMMITTEE

3.1 Research Steering Committee. The Research Program will be managed by a Research Steering Committee ("Committee"). AgrEvo and 3DP shall each designate three (3) employees, to be selected by their respective R&D management, to form this Committee. One of the AgrEvo members shall be designated as the chairperson. In the event of a tie vote, the chairperson shall cast the deciding vote, except with respect to the first right of refusal of 3DP to perform such optimization at 3DP as stipulated in Section 2.5. From time-to-time, the Research Steering Committee may designate additional qualified representatives of AgrEvo and 3DP to perform specific Committee-related tasks. The Research Steering Committee shall be responsible for:

(a) Reviewing and approving a research plan, and monitoring the progress of research; and

(b) Reviewing the research plan on a quarterly basis, and amending the research plan from time to time;

(c)  Discussing general criteria for designating Active Compounds.

(d) Tracking the development and status of Active Compounds and Research Program Compounds.

(e) Adjusting the objectives and program priorities of the FTEs allocated to the Research Program on a quarterly and a project-by-project-basis; and

(f) Reviewing and approving publications and other like disclosures related to the subject matter of the Research Program.

3.2 Meetings of the Research Steering Committee. The Research Steering Committee shall meet quarterly, alternating at the facilities of AgrEvo and 3DP, unless meeting locations are otherwise agreed to by the Committee.

4.  DIRECTEDDIVERSITY SOFTWARE TOOLS

     The use of DirectedDiversity Software Tools by AgrEvo, as covered by this
Article 4, and support obligations of 3DP, may be extended by AgrEvo to its Affiliate, [**]


**Certain portions of this Exhibit have been omitted upon a request of confidential treatment that has been filed with the Commission. The omitted portions have been filed seperately with the Commission.

[**] if such research sites agree in writing to be bound by the provisions of this Agreement.

4.1 Use of DirectedDiversity Software Tools. 3DP will provide DirectedDiversity Software Tools and support to AgrEvo for in-house use by AgrEvo only in the Field according to Section 4.3.

4.2 DirectedDiversity Software Tools and Support. 3DP will supply the following Software modules and technical support to AgrEvo:

        [**]

4.3 Workstation for DirectedDiversity Software Tools. DirectedDiversity Software Tools will be implemented on a Windows NT Workstation. 3DP agrees to furnish up to [**] singleseat Windows NT DirectedDiversity code installations at sites to be defined by AgrEvo. 3DP shall provide up to [**] days of on-site consultation at 3DP to one to three (1-3) AgrEvo scientists per year. Licenses to DirectedDiversity Software Tools shall be renewable on a yearly basis provided that the Research Program is in effect. After the expiration or termination of the Research Program, 3DP agrees to negotiate in good faith with AgrEvo for AgrEvo's continued use of the Directed Diversity Software Tools. In the absence of such a further agreement, and upon 3DP's written request, AgrEvo agrees to return the DirectedDiversity Software Tools promptly to 3DP. 3DP agrees to use commercially reasonable efforts to install the DirectedDiversity Software Tools within eight (8) weeks from the Effective Date.

4.4 Limitations on Use of Software. The DirectedDiversity Software Tools are provided to AgrEvo pursuant to this Agreement and, notwithstanding anything else in this Agreement to the contrary, they may not be transferred or assigned to, or used by or on behalf of any third parties. AgrEvo may make no more than one
(1) copy of the Software, which may be used for backup purposes only. AgrEvo may not, directly or indirectly, decompile, disassemble, reverse engineer or otherwise attempt to derive source code for the Software, and may not modify, enhance, create derivative works based on, or otherwise change the Software, AgrEvo may not sell, assign, lease, sublicense, or otherwise transfer, disclose, or grant access to the Software or any copy thereof to any third party, without the written consent of 3DP, which may be withheld in 3DP's sole discretion. Except as expressly permitted by this Agreement, AgrEvo may not place or install any portion of the Software on any electronic media, including but not limited to, local or wide area networks, multiple processing units, multiple site arrangements, service or software rental bureaus, list servers, electronic bulletin boards, World Wide Web sites or any other server that is Internet-enabled.

4.5 Proprietary Rights, Protection of Confidentiality. AgrEvo acknowledges that 3DP owns all right, title and interest in and to the Software or any portion thereof. AgrEvo acknowledges that the Software contains confidential and proprietary information and trade secrets of 3DP whether or not the Software, or any portion thereof, is or may be copyright or copyrightable and/or patented or patentable, and that the Software is disclosed to AgrEvo in the strictest confidence. AgrEvo hereby agrees to maintain the Software in confidence using the same degree of care as


**Certain portions of this Exhibit have been omitted upon a request of confidential treatment that has been filed with the Commission. The omitted portions have been filed seperately with the Commission.

AgrEvo takes to safeguard its own proprietary information and trade secrets, but in no event shall AgrEvo use less than a reasonable degree of care, and to refrain from disclosing the Software to third parties.

4.6 Warranties as to the Software. 3DP warrants that, to 3DP's knowledge, based upon its review of the results of a reasonable search of relevant issued U.S. patents, as of the Effective Date, the use of the 3DP DirectDiversity Technology as permitted by this Agreement, will not violate the rights of third parties in the U.S. In the event that 3DP has reason to change this view after the Effective Date and during the term of the Research Program, 3DP shall promptly inform AgrEvo and provide full justification therefor. 3DP guarantees the operability of the software at the AgrEvo Workstation and that the Software has been written following the accepted rules of programming.

4.7 Limitation of Warranties and liabilities as to the Software. 3DP SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE LICENSE GRANTED HEREIN OR USE OF THE SOFTWARE; INCLUDING WITHOUT LIMITATION, LOSS OF DATA, LOSS OF INCOME OR PROFIT, OR OTHER LOSSES SUSTAINED AS A RESULT OF INJURY TO ANY PERSON OR LOSS OR DAMAGE TO PROPERTY; OR CLAIMS OF THIRD PARTIES.

5.  LICENSE AND ALLOCATION OF RIGHTS

5.1 Research Program License for 3DP Technology. 3DP hereby grants to AgrEvo a worldwide, non-exclusive, irrevocable license under the 3DP Technology during the term of the Research Program to conduct the Research Program. Notwithstanding anything in this Agreement to the contrary, AgrEvo may not use 3DP Technology outside the Field. This license is provided to AgrEvo and those of its Affiliates who agree to be bound by the provisions of this Agreement and may not be assigned, sublicensed or used on behalf of any third parties without written permission from 3DP. Notwithstanding the foregoing, the use of the DirectedDiversity Software Tools by AgrEvo is limited by the provisions of
Article 4 and Section 5.7, and the use of the ThermoFluor Workstation is limited by the provisions of Section 5.8.

5.2 Rights to Exclusive Screening. AgrEvo shall have the exclusive right to screen each 3DP Screening Compound for use in the Field pursuant to Section 2.3 for one [**] from its date of receipt by AgrEvo. Subject to Section 5.3, after the [**] exclusivity period, 3DP shall regain all rights [**]. With regard to 3DP Screening Compounds for which 3DP regains rights pursuant to this
Section 5.2, AgrEvo also hereby grants to 3DP a fully paid-up, royalty free worldwide license in the Field, with the right to sublicense under any Compound Patents and under Research Program Patents to make, have made, use, sell, have sold, import and have imported patented products.


**Certain portions of this Exhibit have been omitted upon a request of confidential treatment that has been filed with the Commission. The omitted portions have been filed seperately with the Commission.

5.3 Rights to Nonexclusive Screening. Notwithstanding the provisions of Section 5.2, after the period outlined in Section 5.2, AgrEvo shall have the nonexclusive right to screen any remaining amount of all 3DP Screening Compounds for use in the Field. If, as a result of such nonexclusive screening, AgrEvo is interested in the optimization for subsequent development of a 3DP Screening Compound, and provided 3DP is not contractually prohibited from granting development and commercialization rights to AgrEvo for such a compound, 3DP shall have the first right of refusal to optimize for subsequent development such a compound under terms and conditions to be negotiated in good faith by the Parties, taking into account the terms and conditions of this Agreement.

5.4 Rights to Exclusive Optimization and Development. 3DP shall not provide any Active Compound nor any Research Program Compound to any third party for use in the Field, unless AgrEvo has declared in writing that it is not interested in the further development of such Active Compound or Research Program Compound.

5.5 Ownership of Compound Patents by AgrEvo and License to 3DP. AgrEvo shall own all Compound Patents. AgrEvo hereby grants to 3DP a fully paid-up, royalty free worldwide, exclusive license outside of the Field, with the right to sublicense under such Compound Patents and under Research Program Patents to make, have made, use, sell, have sold, import and have imported patented products. AgrEvo shall have the right to enforce the Compound Patents in the Field, and 3DP shall have the right to enforce the Compound Patents outside of the Field, as described in Section 9.5. Notwithstanding the foregoing, this license shall not permit 3DP to sell or license for uses outside of the Field, the specific Active Compounds and Research Program Compounds that are commercially developed by AgrEvo.

5.6 Other 3DP Patents. In case a compound resulting from the Research Program and developed by AgrEvo is covered by a patent or patent application of 3DP, 3DP hereby grants to AgrEvo irrevocable worldwide, exclusive license in the Field under such patent to make, have made, use, sell, have sold, import and have imported licensed Products, under the conditions stipulated in Article 6, provided that 3DP is not contractually prohibited from granting such an exclusive license.

5.7 Research License to DirectedDiversity Software Tools Outside of the Research Program. 3DP hereby also grants to AgrEvo a worldwide, nonexclusive license under the 3DP Technology to utilize the DirectedDiversity Software Tools within the Field but outside of the Research Program. The license conveyed by this Section 5.7 is granted to AgrEvo pursuant to the terms and conditions of Articles 4 and 6 of this Agreement, and may not be assigned or sublicensed or used on behalf of third parties without written permission from 3DP.

5.8 ThermoFluor Protein Characterization and Screening Technology. At AgrEvo's option, 3DP agrees to lease to AgrEvo a ThermoFluor Workstation and associated analysis software [**]. 3DP hereby also grants to AgrEvo a nonexclusive license under the 3DP Technology to utilize the ThermoFluor Protein Characterization and Screening Technology within the Field also outside of the Research Program. The license conveyed by this Section 5.8 is granted, pursuant to the terms and conditions of Article 6 of this Agreement, to AgrEvo and its Affiliate, as such Affiliate is defined in Article 4, and may not be assigned or sublicensed or used on behalf of third parties without written permission from 3DP.

6.  FINANCIAL TERMS

    [**]


6.8 Mode of Payment. All payments to 3DP shall be made against invoice within thirty (30) days net in United States Dollars in the requisite amount to one account to be named by 3DP. As to the royalty payments, the amount of Net Sales in any country in the Territory shall be converted into U.S. Dollars, by applying the buying rate for the application day of conversion as published by Wall Street Journal on the last business day of applicable quarter.

6.9  Taxes.

(a) General. Any existing or future taxes, duties, fees or other charges which are incurred in connection with the conclusion and execution of this Agreement shall be borne by AgrEvo if they are incurred in the Federal Republic of Germany and by 3DP if they are incurred in the U.S.

(b) German Income Tax. 3DP becomes with the license fee income a non-resident taxpayer in Germany, and AgrEvo has to deduct and pay the income tax at a rate of 25% of the license income (Section 50(a)(4) no.3 EStG). According to the Double Tax Treaty between the U.S. and the Federal Republic of Germany, licensee fees derived and beneficially owned by a resident of a Contracting State shall be taxable only in that State, which means that 3DP shall only be taxed in the U.S. This does not apply, if 3DP carries on business in Germany through a permanent establishment or performs independent personal services from a fixed base and the property raising the license fee is part of these activities (Art.
12). The exemption from the 25% rate has to be applied for at the Bundesamt fur Finanzen, Bonn/Germany. AgrEvo will assist 3DP in this procedure and send the application form to 3DP in advance to provide sufficient time to prepare and file the application but in no event less than 60 days before the filing deadline. AgrEvo is exempted from the duty to deduct and pay only from that point in time, when AgrEvo has received the exemption assessment from the Bundesamt fur Finanzen. The application should be made immediately after signing the contract. Payments from this agreement should be done after AgrEvo has received the exemption assessment. If payments will be done before this point in


** Certain portions of this Exhibit have been omitted upon a request of confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

time, AgrEvo will deduct and pay the amount of 25% of the license income, but then AgrEvo will assist 3DP with the refund application.

(c) VAT. In general, 3DP becomes a VAT player on the license fees received from AgrEvo. AgrEvo would have to deduct and pay the VAT (actual rate: 16%). This can be avoided, if 3DP does not allocate VAT in its invoices submitted to AgrEvo, and AgrEvo, if VAT would be allocated, could be refunded (Section 52 UstDV, Nullregelung ("Zero Regulation")). AgrEvo shall confirm the non-deduction of VAT to 3DP.

7.  AGREVO OBLIGATIONS

7.1 Development. The development of any compound from the Research Program (Active Compound, Research Program Compound or a compound resulting from optimization work by AgrEvo) is at the sole discretion of AgrEvo. The above notwithstanding, in developing and commercializing such a compound AgrEvo will use its reasonable efforts, comparable to those extended to its in-house development of products of similar importance and/or commercial value.

7.2 Annual Progress Reports. AgrEvo shall provide 3DP with written annual reports after the end of each calendar year during the term of this Agreement to report on AgrEvo's progress in developing Active Compounds and Research Program Compounds. The obligation to submit such progress reports shall end upon the commencement of Net Sales.

7.3 Annual Sales Reports. Following first Net Sales, AgrEvo shall provide 3DP with written annual reports on Net Sales within ninety (90) days after the end of each calendar year during the term of this Agreement.

7.4 Records Retention. AgrEvo, its Affiliates and sublicensees shall keep complete, accurate and correct records of Net Sales in sufficient and appropriate detail to determine the amount of royalties due to 3DP. Such records shall be available for inspection and maintained for a period of three
(3) years after the payment of any such royalty. AgrEvo shall permit such books and records to be examined at a reasonable time during normal business hours by a certified public accountant chosen by 3DP and reasonably acceptable to AgrEvo for the purposes only of verifying the report and payments required by this Agreement. Such investigation shall be at the expense of 3DP unless it reveals a discrepancy in 3DP's favor of more than ten per cent, in which event it shall be at AgrEvo's expense.

7.5 Compliance with Applicable Law. AgrEvo agrees to comply with all applicable federal, state and local laws that relate to the manufacture, use and sale of Licensed Products. 3DP shall comply with all applicable federal, state and local laws that relate to its activities under this Agreement.


8.  CONFIDENTIAL INFORMATION

8.1 Confidentiality Obligations. The Parties agree that, for the term of this Agreement and for five years thereafter, the "Receiving Party" shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) any Confidential Information furnished to it by the "Disclosing Party" pursuant to this Agreement (including without limitation, know-how), except to the extent that it can be established by the Receiving Party that such Confidential
Information:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party; at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the Receiving Party by a third party; or disclosure was compelled by governmental administrative agency or judicial requirements. The Receiving Party shall notify the Disclosing Party of such action prior to disclosure.

The obligations of confidentiality and non-use set forth in this Section 8.1 shall also apply to biological material and chemical compounds and associated information (including without limitation know-how) disclosed by one Party to the other prior to or during the term of this Agreement.

8.2 Written Assurance. Each Party shall limit the disclosure of Confidential Information that it receives from the other Party to those employees and consultants who have a reasonable need to know such Confidential Information in connection with the activities contemplated under this Agreement. Each party also agrees to inform its employees and consultants who perform substantial work on the Research Program of the obligations of confidentiality specified in Paragraph 8.1 and all such persons shall be bound by the terms of confidentiality set forth therein. The Parties shall ensure that all employees and consultants who are inventors on any patents arising under work carried out under the Research Program will assign to such Party or Parties all inventions made by such persons during the course of performing the Research Program. Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or otherwise in performing its obligations or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party's secret or Confidential Information, it will give at least thirty (30) day written, advance notice to the latter Party of such disclosure requirement. However, to the extent such disclosure is not required by law, a Party shall provide the Party whose Information is being disclosed, an opportunity to identify Confidential Information that shall not be disclosed.

8.3  Permitted Disclosures

(a) Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, and subject to Section 12.7 herein, 3DP may describe the financial terms of this Agreement in confidence, in connection with capital raising or due diligence activities. Furthermore, AgrEvo acknowledges that 3DP may be obligated to disclose terms of this Agreement and make public a copy of this Agreement in the event it becomes a public company as required by applicable U.S. law.

(b) Notwithstanding the forgoing, AgrEvo shall be free to disclose Confidential Information to those of its Affiliates that agree to be bound by the terms of this Agreement.

9.  INVENTIONS AND PATENTS

9.1 Ownership. As stipulated in Article 5, all Research Program Patents shall be individually or jointly owned depending on the relative inventive contributions of each Party. All 3DP Technology Patents or improvements thereto made in the course of the Research Program shall be owned by 3DP regardless of inventorship. All Compound Patents shall be owned by AgrEvo regardless of inventorship.

9.2 Disclosure of Inventions. The Parties agree to disclose, on a timely basis, all inventions and discoveries made in the course of the Research Program to the Research Steering Committee.

9.3  Filing of Patent Applications.

(a) Compound Patents. AgrEvo has the right but not the obligation to file and pursue Compound Patents. If AgrEvo chooses to do so, then 3DP shall not file or pursue any patent directed to the same invention. If AgrEvo chooses not to do so, then 3DP shall have the right but not the obligation to file and pursue such Compound Patents at 3DP's expense. This right includes the right to file in countries where AgrEvo has not sought patent protection.

If necessary, 3DP will assist AgrEvo in complying with all formal and substantive requirements for filing such Compound Patents free of charge. If AgrEvo intends to abandon a Compound Patent in any country it shall inform 3DP thereof in advance and, upon, request of 3DP, shall assign said patent in said county to 3DP at 3DP's expense.

(b) Research Program Patents. AgrEvo has the right but not the obligation to file and pursue Research Program Patents that are owned solely by AgrEvo. 3DP has the right but not the obligation to file and pursue Research Program Patents that are owned solely by 3DP. Where there is co-inventorship and thus co-ownership of Research Program Patents, the Parties will decide who is in the best position to file, and shall regularly provide each other with copies of all filings and other materials submissions and correspondence with the patent offices, in sufficient time to allow for review and comment. The Parties shall consult in good faith as to the territorial scope of filing jointly owned Research Program Patents and on the preparation, prosecution and maintenance and jointly owned Research Program Patents.

(c) 3DP Technology Patents. 3DP shall have the sole responsibility and discretion as to the filing and prosecution of any 3DP Technology Patents to the extent that they claim 3DP Technology.

9.4 Patent Expenses. AgrEvo shall bear the costs of prosecuting and maintaining Compound Patents, owned by AgrEvo. 3DP shall bear the costs of prosecuting and maintaining any patents owned by 3DP. The Parties agree to share the reasonable cost of prosecuting and maintaining jointly owned Research Program Patents. However, either party may chose to assign any of such Compound Patents or jointly owned Research Program Patents to the other party and have no further obligations for costs for such patent rights and no further license rights with respect to Compound Patents.

9.5  Enforcement of Compound Patents.

If either Party considers that a Valid Claim of any of the Compound Patents or Research Program Patents is being infringed by a third Party in the Field, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. AgrEvo shall have the right but not the obligation at its own expense, to attempt to remove such infringement by commercially appropriate steps, including suit. If required by law, 3DP shall join such suit as a party, at AgrEvo's reasonable expense. In the event AgrEvo does not take commercially appropriate steps with respect to such infringement that is likely to have a material adverse effect on the sale of Licensed Products, within six months following notice of such infringement, 3DP shall have the right to do so at its expense and shall retain any recovery, provided that AgrEvo shall not be required to enforce such Compound Patents against more than one entity or in more than one country at any one time.

Any amounts recovered by AgrEvo pursuant to this Section 9.5, whether by settlement or judgment, shall be reported as Net Sales for the purpose of calculating royalties to 3DP, after deduction of AgrEvo's reasonable expenses [e.g. attorney fees] in making such recovery.

AgrEvo shall have the right to enforce the Compound Patents in the Field, and 3DP shall have the right to enforce the Compound Patents outside of the Field. However, neither AgrEvo or 3DP or any of their Affiliates and sublicensees, may enforce Compound Patents without first consulting in good faith with the other Parties and taking into account the reasonable concerns of all parties.

The Party not enforcing the Compound Patents and Research Program Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any reasonable out-of-pocket expenses incurred by the other Party.

9.6 Third Party Patent Rights. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party alleging infringement of a patent of any third party in the manufacture, use or sale of a Licensed Products or the conduct of the Research Program, the Parties shall promptly discuss the best way to respond. Each party shall be responsible for responding for its own activities.

10.  DISPUTE RESOLUTION

10.1 Dispute Resolution. Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

(a) Both Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may a risk out of services performed under this contract or from any dispute concerning the terms of this Agreement. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end both Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis which takes into account the precise subject and nature of the dispute.

(b) If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to the process described above, the Parties agree to refer the matter to a panel consisting of the Chief Executive Officer ("CEO") of 3DP and the AgrEvo Board member responsible for research for review and a non-binding resolution. A copy of the terms of this Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to the panel described above which shall review the same, confer, and attempt to reach a mutual resolution of the issue.

(c) If the matter has not been resolved utilizing the foregoing process, and the Parties are unwilling to accept the non-binding decision of the indicated panel, either, or both Parties may elect to pursue definitive resolution through binding arbitration, which the Parties agree to accept in lieu of litigation or other legally available remedies (with the exception of injunctive relief where such relief is necessary to protect a Party from irreparable harm pending the outcome of any such arbitration proceeding). Binding arbitration shall be settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a panel of three arbitrators chosen in accordance with said Rules. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to the conflicts of laws provision thereof. The arbitration will be held in Wilmington, Delaware if initiated by AgrEvo, or in Frankfurt am Main, Germany, if initiated by 3DP. Judgment upon the award rendered may be entered in any court having jurisdiction and the Parties hereby consent to the said jurisdiction and venue, and further irrevocably waive any objection which either Party may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agrees that judgment or order in any such proceedings shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction thereof.

11.  INDEMNIFICATION

11.1 Indemnification by AgrEvo. AgrEvo shall indemnify, defend and hold 3DP and its agents, employees and directors (the "3DP Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of third party claims or suits relates to (a) AgrEvo's performance of its obligations under this Agreement; or (b) the manufacture, use or sale or other commercialization of Licensed Products by AgrEvo and its Affiliates sublicensees, distributors and agents, except to the extent such claims or suits result from the breach of any of the material provisions of this Agreement, negligence or willful misconduct of the 3DP Indemnitees. Upon the assertion of any such claim or suit, the 3DP Indemnitees shall promptly notify AgrEvo thereof and AgrEvo shall appoint counsel reasonably acceptable to the 3DP Indemnitees to represent the 3DP Indemnitees with respect to any claim or suit for which indemnification is sought. The 3DP Indemnitees shall not settle any such claim or suit without the prior written consent of AgrEvo, which consent shall not unreasonably be withheld, unless they shall have first waived their rights to indemnification hereunder.

11.2 Indemnification with respect to U.S. Civil Action No. 98-583 by 3DP. 3DP shall indemnify, defend and hold AgrEvo and its agents, employees and directors harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of claims in relation to Civil Action No. 98-583 in the U.S. District Court in Delaware, as stipulated in
Section 13.5, with respect to 3DP's activities pursuant to Section 2.4 of this Agreement.

11.3 Indemnification by 3DP. 3DP shall indemnify, defendant hold AgrEvo and its agents, employees and directors (the "AgrEvo Indemnitees') harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of third party claims or suits related to 3DP's performance to its obligations under this Agreement except to the extent that such claims or suits result from the breach of any of the material provisions of this Agreement, negligence or willful misconduct of the AgrEvo Indemnitees. Upon the assertion of any such claim or suit, the AgrEvo Indemnitees shall promptly notify 3DP thereof and 3DP shall appoint counsel reasonably acceptable to the AgrEvo Indemnitees to represent the AgrEvo Indemnitees with respect to any claim or suit for which indemnification is sought. The AgrEvo Indemnitees shall not settle any such claim or suit without the prior written consent of 3DP, which consent shall not unreasonably be withheld, unless they shall have first waived their rights to indemnification hereunder.

12.  TERM AND TERMINATION

12.1  Effective Date.  This Agreement shall commence upon the Effective Date.

12.2 Term of the Research Program. The initial term of the Research Program shall be two (2) years unless it is extended pursuant to Section 2.8.

12.3 Termination. This Agreement shall terminate upon the expiration of the last-to-expire of the Compound Patents and jointly owned Research Program Patents, unless earlier terminated pursuant to this Article 12.

12.4 Termination for Breach. Failure by a Party to comply with any of the material obligations contained herein or failure of 3DP to comply essentially with the requirements of the Research Program shall entitle the Party not in default to give notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such notice, or diligent steps not taken to cure if by its nature such default could not be cured within sixty (60) days, the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement provided however, that such right to terminate shall be stayed in the event that, during such 60 day period, the Party alleged to have been in default shall have: (i) initiated arbitration in accordance with Section 10.1, above with respect to the alleged default, and (ii) diligently and in good faith co-operated in the prompt resolution of such arbitration proceedings.

The right of a Party to terminate this Agreement as provided above shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

12.5 Insolvency or Bankruptcy. Either Party may, in addition to any other remedies available by law or in equity, terminate this Agreement by written notice to the other Party in the event the latter Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for ninety (90) days undismissed, unbonded and undischarged.

12.6 Consequence of Termination. Upon termination or expiration of the Research Program Portion of this Agreement, each Party shall promptly return all relevant records and materials in its possession or control containing the other Party's Confidential Information and to which the former Party does not have rights hereunder -- except for one copy for documentation and proof purposes. The obligations of confidentiality specified in Sections 4.5, 8.1 and 8.2 continue and remain in force even if this Agreement is terminated. Accrued financial obligations pursuant to Article 6 shall be due and payable upon termination.

12.7 Change of Control. If 3DP acquires, is acquired by, merges with or otherwise combines with a company that has substantial activities in the Field and is a significant competitor of AgrEvo in the Field, AgrEvo has the option to terminate this Agreement upon written notice to 3DP or to require 3DP to take reasonable actions necessary to ensure that any of AgrEvo's confidential information, trade secrets or proprietary information is not disclosed to personnel within such company directly involved in such competitive activities.

13.  REPRESENTATION AND WARRANTIES

13.1 Authority. Each Party represents and warrants that it has the full right, power and authority to execute, deliver and perform this Agreement.

13.2 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.

13.3 No Existing Third Party Rights. The Parties represent and warrant that their obligations under this Agreement are not encumbered by any rights granted by either Party to any third parties. Notwithstanding the foregoing, 3DP represents to AgrEvo that 3DP has entered into contractual relationship with E.I. DuPont de Nemours & Co. and with Heska Corporation that 3DP warrants will not encumber this Agreement and the Research Program as presently contemplated by the Parties.

13.4 Continuing Representations. The representations and warranties of each Party contained in this Article 13 shall survive the execution and delivery of this Agreement and shall remain and correct at all times during the term of this Agreement with the same effect as if made on as of such latter date.

13.5 Warranty as to Third Party Patents. 3DP warrants that, to 3DP's knowledge, based upon its review of the results of a reasonable search of relevant issued U.S. patents, as of the Effective Date, the conduct of the Research Program, including the use of the 3DP DirectedDiversity Technology as permitted by this Agreement, will not violate any Valid Claims of third parties in the U.S. Notwithstanding the foregoing, 3DP hereby advises AgrEvo that Scriptgen Pharmaceuticals, Inc. has filed suit against 3DP in the U.S. District Court in Delaware, Civil Action No. 98-583 (GNS), alleging that 3DP's ThermoFluor Technology infringes certain U.S. patent rights of Scriptgen. In the event that 3DP has reason to change this view after the Effective Date and during the term of the Research Program, 3DP shall promptly inform AgrEvo and provide full justification therefor.

13.6 No Warranty as to Commercial Success. 3DP offers no warranty that use of the 3DP DirectedDiversity Technology under this Agreement will result in the discovery or the successful commercialization of a Licensed Product for in the Field.

13.7 No Other litigation. Other than Civil Action 98-583 set forth in Paragraph 13.5, 3DP warrants and represents that it is not presently involved in any other legal proceedings involving the alleged infringement of any third party's intellectual property rights.

14.  MISCELLANEOUS PROVISIONS

14.1 Accrued Rights; Surviving Obligations Termination, relinquishment or expiration of this Agreement for any reasons shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. Without limiting the foregoing, Sections 4.7, 5.2 (license to 3DP), 5.5, 5.6, 7.4 and 9.5, and Articles 8, 10, 11 and 14 of this Agreement shall survive the expiration or termination of this Agreement

14.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.3 Independent Contractor. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute AgrEvo or 3DP as partners or joint ventures with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligation s on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or understanding with any Third Party.

14.4 Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement

14.5 No Trademark Rights. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement

14.6 Public Announcements. A joint press release to announce the signing of this Agreement is attached as Appendix A to this Agreement, and the Parties agrees to coordinate the dissemination of this press release. The Parties shall consult with each other and reach mutual written agreement before making any other public announcement concerning this Agreement or the subject matter hereof. Notwithstanding the foregoing, the Parties may disclose the existence and general nature of this Agreement. However, neither Party shall use the name of the other Party for promotional purposes. AgrEvo shall have the right to review all filings, to the extent that they describe the terms of this Agreement or the arrangements with AgrEvo reflected herein, prior to their submittal by 3DP to the SEC, including all proposed redacted copies of this Agreement. 3DP shall give due respect to any reasonable and timely request by AgrEvo with respect thereto, including confidential treatment of selected portions of this Agreements.

14.7 Entire Agreement of the Parties; Amendments. This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, talking into account said voided provision(s), continues to provide the Parties with the same practical economic benefits as the Agreement containing said voided provision(s) did on the date of this Agreement. If, after taking into account said voided provision(s), the Parties are unable to realize the practical economic benefit contemplated on the date of this Agreement, the Parties shall negotiate in good faith to amend this Agreement to reestablish the practical benefit provided the Parties on the date of this Agreement.

14.9 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.10 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

14.11 Notices and Deliveries. Any formal notices, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation, or delivery by registered letter (or its equivalent) or delivery by certified overnight courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other parties.

     If to AgrEvo:

     Hoechst Schering AgrEvo GmbH
     Hoechst Works, G 836
     D-65926 Frankfurt am Main
     Germany
     Attention:  Head of Research, Agrochemicals

     with a copy to:

     Hoechst Schering AgrEvo GmbH
     Patent & License Department, K 801
     D-65926 Frankfurt am Main
     Germany
     Attention: Head of Patents

     If to 3DP:

     3-Dimensional Pharmaceuticals, Inc.
     Eagleview Corporate Center
     665 Stockton Drive, Suite 104 Exton, PA 10341
     Attention:  CEO

     with a copy to:


     Morgan, Lewis & Bockius LLP
     1701 Market Street
     Philadelphia, PA 19103
     Attention: David R. King, Esq.

14.12 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits or revenue, or claims of customers of any of them or other third parties for such or other damages.

14.13  Assignment.  Except for the research license granted pursuant to Section
5.1 and AgrEvo's access to 3DP DirectedDiversity Technology pursuant to the confidentiality provisions under Article 8, which shall be limited to the current sites of AgrEvo or such Affiliate as have agreed to be bound by the provisions of this Agreement accepted by AgrEvo, this Agreement may be assigned by either Party in connection with the sale or transfer of substantially all of its assets that relate to this Agreement, subject in the case of 3DP, to the provisions of Section 12.7. The above notwithstanding, this Agreement and any rights and obligations herein shall be freely transferable or assignable by: (1) AgrEvo to the successor company of AgrEvo resulting from the intended merger of Hoechst Aktiengesellschaft and Rhone Poulenc S.A.; and (2) 3DP to a subsidiary that is reasonably acceptable to AgrEvo.

14.14 Advice of Counsel. AgrEvo and 3DP have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

    3 DIMENSIONAL                       HOECHST SCHERING
    PHARMACEUTICALS, INC.               AGREVO GMB

    By:  /s/ David U' Prichard, Ph.D.   By:  /s/ Dr. Wengenmayer  /s/ Dr. Rippel
    ---------------------------------        -----------------------------------
    Name: David U'Prichard, Ph.D.       Name:   Dr. Wengenmayer       Dr. Rippel
    Title: Chief Executive Officer      Title:  Head of Research, Patents,
                                                Frankfurt Agrochemicals

    By:  /s/ F. Raymond Salemme, Ph.D.
          -----------------------------
    Name: F. Raymond Salemme, Ph.D.
    Title: President and Chief Scientific
           Officer

                                                                   EXHIBIT 10.26


     Appendix A
     ----------

                                      Confidential Draft (Dated October 8, 1999)
                                                              Bechtold's version

                  JOINT PRESS RELEASE FOR IMMEDIATE PUBLISHING


     For 3DP, Contact:                  For AgrEvo, Contact:

     Business                           F. Rainer Bechtold
     Michael J. Wassil                  AgrEvo Corporate Communication
     Chief Financial Officer            + 49 69 305-40033
     610-458-6073

     Media
     Jerry Parrott
     Jerry Parrott & Associates
     212-472-1244


                    3-Dimensional Pharmaceuticals and AgrEvo
                 Announce Agrochemical Discovery Collaboration

Exton, PA and Frankfurt am Main, Germany - October 19, 1999 -- 3-Dimensional Pharmaceuticals, Inc. (3DP) and Hoechst Schering AgrEvo GmbH today announced a strategic collaboration in which 3DP's DirectedDiversity technology will be used to discover and refine innovative new agrochemicals.

     3DP will provide libraries of diverse compounds to AgrEvo, and will make available its DirectedDiversity Technology to optimize active compounds identified from screening the compound libraries. AgrEvo will receive the exclusive right to commercialize agricultural products discovered during the course of the collaboration. 3DP will retain rights for non-agrochemical uses of compounds developed through the collaboration.

     "3DP's technology brings together a unique blend of powerful computational tools, combinatorial chemistry and high-throughput screening techniques", said Dr. Friedrich Wengenmayer, Head of Research, Agrochemicals, AgrEvo. "We believe it has the potential to make a significant contribution to our research and development efforts."

     F. Raymond Salemme, Ph.D., 3DP President and Chief Scientific Officer, noted that 3DP scientists are looking forward to working with their colleagues at AgrEvo. "We are confident 3DP's technology will enhance AgrEvo's discovery efforts and will help speed the time to market for new agrochemical products. This is a multi-million dollar agreement in which 3DP will receive payment for delivery of compounds, research and development funding, license fees and royalties on resulting products. Equally important is the continued market validation of our proprietary technology brought by this collaboration with one of the world's leading companies in agricultural biotechnology and chemistry."

     DirectedDiversity is a patented, computer-aided, iterative process for generating chemical compounds with a prescribed set of physical, chemical and/or biological properties. A key feature of the technology is that DirectedDiversity Accessible Compound Libraries are initially generated and indexed using a comprehensive set of more than 200 molecular descriptors to allow rapid retrieval of compounds with user-selectable ranges of structural and chemical properties. 3DP to date has developed Accessible Libraries totaling over 1.5 billion compounds, virtually any of which can be synthesized through automated chemistry. To prime its drug and chemical discovery process, 3DP has synthesized DirectedDiversity Probe

Libraries that include diverse selections of over 150,000 compounds from the Accessible Libraries.

     AgrEvo is a global leader in biotechnology, seeds, crop protection and environmental health. The company markets globally a range of products for enhancing crop production, together with applications for urban pest control. AgrEvo operates in more than 70 countries with approximately 8,600 employees.

     3-Dimensional Pharmaceuticals, Inc. is a leading innovator in drug discovery. The company has developed a proprietary technology platform known as DiscoverWorks(TM), which uniquely integrates structure-based drug design, combinatorial chemistry and high-throughput screening. DiscoverWorks reduces discovery costs, increases the rate of success and enhances the ultimate commercial value of a drug development pipeline. 3DP is using its proprietary technology both in collaboration with other companies and in its own research programs, which currently target orally active small-molecule pharmaceuticals to treat cardiovascular disease and cancer.

                                      -3-